Exhibit 10.36

***Text Omitted and Filed Separately with the Securities and
Exchange Commission.  Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

Execution Copy

COLLABORATIVE RESEARCH, COMMERCIALIZATION
AND LICENSE AGREEMENT
FOR [...***...] PROGRAM III

BETWEEN

SENOMYX, INC.

AND

AJINOMOTO CO., INC.

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COLLABORATIVE RESEARCH, COMMERCIALIZATION AND
LICENSE AGREEMENT FOR [...***...] PROGRAM III

THIS AGREEMENT is entered into as of October 6, 2006 (the “Effective Date”) by and between SENOMYX, INC., a Delaware Corporation having offices at 11099 North Torrey Pines Road, La Jolla, CA 92037, U.S.A. (“Senomyx”) and AJINOMOTO CO., INC., a Japanese Corporation, having its principal place of business at 15-1, Kyobashi 1-chome, Chuo-ku, Tokyo 104-8315, Japan (“Ajinomoto”).

BACKGROUND

Whereas, Ajinomoto and Senomyx have entered into a Collaborative Research, Development, Commercialization and License Agreement dated March 23, 2006, as amended by that certain First Amendment dated the date hereof (“First Collaboration Agreement”), whereunder the parties have agreed to collaborate on [...***...] Program I and [...***...] Program II and Senomyx has granted to Ajinomoto certain license and commercialization rights.  Ajinomoto and Senomyx desire to enter into this Agreement for an additional collaborative research and development program to discover and develop Ajinomoto [...***...] Compounds during the Collaborative Period under the Research Plan for use in the Field and Territory (the “[...***...] Program III”).

NOW, THEREFORE, in consideration of the foregoing promises and of the covenants, representations and agreements set forth below, the parties hereby agree as follows:

THE AGREEMENT

1.                                       Definitions.  Certain terms set forth in this Agreement with initial capitals are defined in Appendix A, which is incorporated herein by reference.  Capitalized terms used in this Agreement without definition shall have the meanings provided therefore in the First Collaboration Agreement.

2.                                       Steering Committee.  Within [...***...] of the Effective Date, the parties will establish a joint steering committee, which will be made up of representatives from the parties (the “Steering Committee”).  The Steering Committee will direct the efforts of [...***...] Program III.  The Steering Committee will consist of two (2) representatives designated by Senomyx and two (2) representatives designated by Ajinomoto.  Steering Committee members may delegate their voting powers to delegates from their respective companies.  Each member of the Steering Committee will have one (1) vote. The Steering Committee will meet at least four (4) times per year during the Collaborative Period, and thereafter from time to time, using mutually agreed upon meeting locations and formats including teleconferencing and videoconferencing. Each party shall bear its own expenses relating to the meetings and activities of the Steering Committee. Senomyx will prepare and deliver to the members of the Steering Committee minutes of such

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meetings for review and approval by both parties. Decisions of the Steering Committee will be made by unanimous vote, at a meeting where all four voting representatives are present, or by unanimous written consent.

3.                                       Collaborative Program.

3.1                                 Research Plan; Staffing.

3.1.1                        Research Plan.  The parties will prepare the Research Plan within [...***...] from the Effective Date and will conduct [...***...] Program III pursuant thereto.  The Research Plan will be reviewed at the first meeting of the Steering Committee.  Senomyx will prepare the Research Plan and, after review and comment by Ajinomoto, the Steering Committee will authorize the same.

3.1.2                        Staffing.  Senomyx represents and warrants that the personnel it will provide to participate in [...***...] Program III are qualified to perform the work in the Research Plan.  Senomyx shall identify to Ajinomoto the Senomyx personnel, including their academic and work experience, who shall participate in [...***...] Program III.  Senomyx may change such personnel to other qualified personnel from time to time, in its reasonable discretion, provided that, to the extent reasonably possible, Senomyx shall notify Ajinomoto in advance of any such change and identify to Ajinomoto such new personnel, including their academic and work experience.

3.2                                 [...***...] Program III.   During the Collaborative Period, Senomyx will collaborate with Ajinomoto in [...***...] Program III on an Exclusive basis within the Field in the Territory.

3.2.1                        Research Plan.  The Research Plan for [...***...] Program III shall include [...***...].  Anything in this Agreement to the contrary notwithstanding, Ajinomoto shall not knowingly provide Senomyx with any [...***...] in [...***...] for [...***...].

3.2.2                        Responsibilities of the Parties.  During the Collaborative Period, Senomyx will use its reasonable commercial efforts using the applicable Research Fees provided under Section 6.1 to perform the activities outlined in the Research Plan.  [...***...], Senomyx will prepare a data package for Ajinomoto [...***...] Compounds describing the results of the research conducted pursuant to Section 3.2.1, subject to agreement of the

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parties on the contents of such data package. During the Collaborative Period, Ajinomoto will use its reasonable commercial efforts to perform the activities in accordance with the Research Plan, and the evaluation of the data package.  With respect to each Ajinomoto [...***...] Compound discovered in the course of [...***...] Program III, Ajinomoto may, upon written notice to Senomyx, select any such Ajinomoto [...***...] Compound(s) for development.  Ajinomoto will provide written notice to Senomyx of all Ajinomoto [...***...] Compounds selected for development and any such compounds will be deemed Selected Ajinomoto [...***...] Compounds.  During the Collaborative Period, Senomyx and Ajinomoto will cooperate in good faith to support the other party’s performance of the activities set forth in the Research Plan.  Upon expiration of the Collaborative Period, the parties’ research and development obligations pursuant to this Section 3.2 will expire.  Ajinomoto at all times shall be free to develop, use, commercialize, license and/or otherwise dispose of any and all such Ajinomoto [...***...] Compounds, subject only to its obligations under this Agreement; provided, however, that if (i) at least [...***...] identified under [...***...] Program III is not selected as a Selected Ajinomoto [...***...] Compound(s) pursuant to this Section 3.2.2 by the Selection Date and (ii) Ajinomoto has not otherwise paid at least [...***...] under the First Collaboration Agreement or [...***...] under this Agreement, Ajinomoto will be precluded from [...***...] any Ajinomoto [...***...] Compound without the written consent of Senomyx.  For the avoidance of doubt, Ajinomoto will not [...***...] any Ajinomoto [...***...] Compound for which Ajinomoto has not notified Senomyx of its selection for development as a Selected Ajinomoto [...***...] Compound.

3.2.3                        Ajinomoto [...***...] Compounds.  At the Steering Committee meeting immediately following [...***...], Ajinomoto will notify the Steering Committee of the [...***...] in order to determine via review of the applicable data and information whether [...***...].  Such [...***...] shall be considered Confidential Information of Ajinomoto.  If such [...***...] is not determined by the Steering Committee to be a [...***...], and such [...***...] otherwise meets the definition of Ajinomoto [...***...] Compounds, then it will be deemed to be an Ajinomoto [...***...] Compound [...***...].  If neither all the members of the Steering Committee nor the parties can agree whether such [...***...] is an [...***...]

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[...***...], then either party may seek to resolve such dispute pursuant to the dispute resolution procedures set forth in Section 16.4.  Ajinomoto must provide [...***...] to Senomyx by no later than [...***...] days immediately following the Collaborative Period.  If Senomyx is not provided [...***...] for a [...***...] within such period, [...***...].

3.2.4                        Exclusivity.  During the Collaborative Period, Senomyx [...***...].  Notwithstanding the foregoing, this Section 3.2.3 will not be construed as [...***...] (subject to any obligations, including without limitation, any exclusivity obligations, in the First Collaboration Agreement).  Anything in this Agreement to the contrary notwithstanding, Ajinomoto at all times shall be free to [...***...]following the Collaborative Period, subject to its obligations under this Agreement.

3.3                                 Ajinomoto [...***...] Product Development and Commercialization.  Within [...***...] of Ajinomoto’s first selection of an Ajinomoto [...***...] Compound, Ajinomoto shall provide Senomyx with [...***...] of Ajinomoto [...***...] Compounds, including plans for Ajinomoto [...***...] Product development, manufacturing and consumer acceptance testing.  Ajinomoto will provide, at each Steering Committee meeting or if such meetings are no longer taking place, then on a [...***...] basis, [...***...] reports to Senomyx, which will include, without limitation, [...***...] of any Ajinomoto [...***...] Compound.  Such reports will be treated as Confidential Information of Ajinomoto.  Ajinomoto will use commercially reasonable efforts to obtain Regulatory Approval for [...***...] Ajinomoto [...***...] Compound and will use commercially reasonable efforts to commercialize [...***...] Ajinomoto [...***...] Product containing one or more Ajinomoto [...***...] Compounds within [...***...] from the Regulatory Approval Date for the first Regulatory Approval obtained for an Ajinomoto [...***...] Compound.  For the avoidance of doubt, Ajinomoto will be responsible for [...***...]

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[…***…] of Ajinomoto [...***...] Product prototypes.

3.4                                 Regulatory.  Regulatory matters shall be handled as follows.

3.4.1                        Regulatory Filings.  All regulatory filings for any Ajinomoto [...***...] Compounds and all Regulatory Approvals received or issued in connection therewith shall be [...***...].  Any data generated under this Agreement for an Ajinomoto [...***...] Compound that is required to submit or complete a regulatory filing or obtain Regulatory Approval (“Regulatory Filing Data”) shall be [...***...].

3.4.2                        Cost of Filings.  [...***...] will be responsible for the costs associated with the regulatory filings and the Regulatory Filing Data for the Ajinomoto [...***...] Compounds.

3.4.3                        Notice of Regulatory Approval.  Upon selection of each Selected Ajinomoto [...***...] Compound, Ajinomoto will provide Senomyx with a nonbinding regulatory plan (“Regulatory Plan”).  The Regulatory Plan(s) will set forth the following [...***...].  Ajinomoto will provide, at each Steering Committee meeting or if such meetings are no longer taking place, then on a [...***...] basis, updates of the Regulatory Plan(s), which may be incorporated into the minutes of the Steering Committee.  Ajinomoto will notify Senomyx within [...***...] following [...***...] of any Regulatory Approval.

4.                                       Law and Regulation.  The [...***...] Compounds, Ajinomoto [...***...] Compounds, Selected Ajinomoto [...***...] Compounds, and any other materials provided by Senomyx under this Agreement must be used in compliance with all applicable laws and regulations, including, without limitation, all import and export laws and regulations.

5.                                       Reporting.  During the Collaborative Period, each party will report to the other a written summary, the contents of which shall be determined by the parties following the Effective Date, of results of research and development work it carries out, if any, under this Agreement within [...***...] after each quarterly Steering Committee meeting.  The exchange of such report may be reasonably supplemented, at the request of the party receiving a report, by correspondence and/or, upon reasonable prior notice, visits to the other party’s facilities.  Subject to Section 3.2.3, anything in this Agreement to the contrary notwithstanding, Ajinomoto shall be under no obligation to report to Senomyx [...***...]

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[…***…].  Each party shall promptly bring to the other party’s attention any [...***...] with respect to any Ajinomoto [...***...] Compound.

6.                                       Financial Terms.

6.1                                 Research Fees.

6.1.1                        Research Fees.  During the Collaborative Period, Ajinomoto will pay Senomyx research fees for the work of Senomyx under [...***...] Program III (“Research Fees”).  The Research Fees for the first year of [...***...] Program III shall be US$[...***...] (which shall be equivalent to the cost of [...***...] for [...***...] Program III on the basis of US$[...***...] per FTE, including, without limitation, the cost of overhead, salaries and necessary materials and supplies for such FTEs).  The Research Fees for the second year of [...***...] Program III shall be a minimum of US$[...***...].  The Research Fees for the third year of [...***...] Program III shall be a minimum of US$[...***...].  The Research Fees will be paid in equal [...***...] installments payable in advance.  The first payment will be made within [...***...] following the Effective Date.  The Research Fees do not include:  [...***...].

6.1.2                        Reallocation of Research Fees.  The Steering Committee may, upon [...***...] written notice, reallocate Research Fees from [...***...] Program II, in whole or in part, under Section 7.3 of the First Collaboration Agreement to [...***...] Program III.  Such Research Fees reallocated from the First Collaboration Agreement [...***...].  In no event will Research Fees under this Agreement [...***...].  In the event all Research Fees are reallocated from [...***...] Program II to [...***...] Program III, Senomyx shall be [...***...] under Section 3 of the First Collaboration Agreement, and the period defined as the [...***...] in the First Collaboration Agreement [...***...].  For the avoidance of doubt, in the

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event of [...***...], the Selection Date for [...***...] Program II as set forth in Section 3.3(B) of the First Collaboration Agreement shall be [...***...] following [...***...].  For the avoidance of doubt, Ajinomoto must retain at least [...***...] allocated to [...***...] Program II in order to [...***...] thereunder.

6.2                                 Milestone Payments.  Ajinomoto will pay Senomyx the following non-creditable, non-refundable milestone payments within [...***...] of the occurrence, and written backup information to Ajinomoto from Senomyx, of the following milestone events for [...***...] Program III:

•                  Milestone 1: [...***...]; provided, however, [...***...];

•                  Milestone 2: [...***...]; provided, however, [...***...]; and

•                  Milestone 3: [...***...]; provided, however, [...***...].

6.3                                 [...***...] for Ajinomoto [...***...] Products.

6.3.1                        [...***...]  In consideration for the use of Senomyx Technology in [...***...] Program III, pursuant to the provisions of Section 6.5, Ajinomoto will pay to Senomyx a [...***...] of

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[...***...] on [...***...] during the [...***...] Term.  For the avoidance of doubt, there shall be [...***...]; provided, however, that Ajinomoto will pay the [...***...].  For the avoidance of doubt, in the event that one or more additional Ajinomoto [...***...] Compounds is added to an Ajinomoto [...***...] Product, the [...***...] Term will [...***...].  In the event that Ajinomoto sells Ajinomoto [...***...] Products to Affiliates of Ajinomoto, the royalty [...***...] will be based on [...***...].  In all cases, sales by Ajinomoto (and its Affiliates, licensees and sublicensees) to Third Parties, including, without limitation, as provided for in (b) and (c) above, the sales price in such transactions shall be determined [...***...].

6.3.2                        [...***...] Obligation Following Any Commercialization.  For the avoidance of doubt, in the event that at any time during or after the Term Ajinomoto commercializes any Ajinomoto [...***...] Compound, Ajinomoto will be obligated to pay Senomyx [...***...], regardless of whether any such Ajinomoto [...***...] Compound is selected as a Selected Ajinomoto [...***...] Compound.  Notwithstanding the foregoing, in no event shall Ajinomoto be obligated to pay [...***...] with respect to any Ajinomoto [...***...] Product for any period longer than the [...***...] Term.

6.4                                 Minimum Annual Royalties [...***...].

6.4.1                        Minimum Annual Royalty [...***...] Amount.  One single minimum annual royalty [...***...] (“MAR”) structure will apply to Ajinomoto [...***...] Compounds, Senomyx [...***...] Compounds and Selected Senomyx [...***...] Compounds.  Such structure shall be the structure set forth in Section 7.6 of the First Collaboration Agreement, which is incorporated herein by reference and will apply to Ajinomoto

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[...***...] Compounds.  If MAR payments have not been triggered or if the application of the MAR provisions is reset with respect to Senomyx [...***...] Compounds and/or Selected Senomyx [...***...] Compounds, then with respect to any triggering by Ajinomoto [...***...] Compounds of future MAR obligations, Ajinomoto’s obligation to meet the MAR will commence on the first day of the calendar quarter immediately following the day when Ajinomoto first sells Ajinomoto [...***...] Products in (x) [...***...] and/or (y) [...***...] (as the case may be).  Ajinomoto’s obligations to meet the MAR will continue throughout the [...***...] Term for Ajinomoto [...***...] Products.

6.4.2                        Calculation of the MAR.  The amount by which the aggregate amount of [...***...] for a Minimum Annual Royalty Year (as defined below) is less than the amount of the relevant MAR shall be paid by Ajinomoto to Senomyx within [...***...] from the end of that Minimum Annual Royalty Year; provided, however, that a “Minimum Annual Royalty Year” for each of (i) [...***...], shall mean each twelve-(12)-month period commencing on the earlier of the Commercialization Date or the first date of commencement of Ajinomoto’s obligation to meet the MAR with respect to any Ajinomoto [...***...] Compound, as the case may be, and each anniversary thereof.  Anything in this Agreement to the contrary notwithstanding, with respect to the MAR for (i) [...***...], the aggregate amount of earned royalties [...***...] in [...***...] and the pro rata share of earned royalties [...***...] outside of the First Collaboration Agreement Territory applicable to [...***...] shall be used to determine whether a MAR payment is due with respect to [...***...], and (ii) [...***...], the aggregate amount of earned royalties [...***...] in the First Collaboration Agreement Territory [...***...], and the pro rata share of earned royalties [...***...] outside of the First Collaboration Agreement Territory applicable to the First Collaboration Agreement Territory [...***...] shall be used to determine whether a MAR payment is due with respect to such [...***...].  By way of example, for any Minimum Annual Royalty Year:  (i) all earned royalties [...***...] of Ajinomoto [...***...] Products in the First Collaboration Agreement Territory for such Minimum Annual Royalty Year will be creditable towards the MAR applicable during such Minimum Annual Royalty Year; and (ii) all

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earned royalties [...***...] of Ajinomoto [...***...] Products outside of the First Collaboration Agreement Territory for such Minimum Annual Royalty Year will be creditable on a pro rata basis to the MAR applicable during such Minimum Annual Royalty Year for each of [...***...] and [...***...] other than [...***...].

6.4.3                        Pro Ration of the MAR.  In the event of the expiration or termination of this Agreement, the MAR for the final Minimum Annual Royalty Year shall be calculated by [...***...].

6.4.4                        Reset of MAR.  The reset provision of Section 7.6.4 of the First Collaboration Agreement will apply to Ajinomoto [...***...] Compounds through the [...***...] Term and, therefore, by way of example, if the MAR is triggered with respect to Senomyx [...***...] Compounds and/or Selected Senomyx [...***...] Compounds, and if [...***...] or more elapses after cessation of the sale of a product consisting of or containing Senomyx [...***...] Compounds and/or Selected Senomyx [...***...] Compounds before Ajinomoto’s first sale of an Ajinomoto [...***...] Product, then the application of the MAR provisions shall start anew from the first year MAR amount provided for in Section 7.6.1 of the First Collaboration Agreement.

6.5                                 Payment Terms.  The [...***...] due under Section 6.3 will be paid within [...***...] after the end of each calendar [...***...] period in which such [...***...] are earned during the [...***...] Term for [...***...].  With each such [...***...] payment, Ajinomoto (or its respective Affiliate) will furnish to Senomyx a [...***...] statement in sufficient detail to permit confirmation of the accuracy of the [...***...] payment made, which sets forth on a country-by-country basis the [...***...], the [...***...] payable in United States dollars, the method used to calculate the [...***...], the exchange rate used and [...***...].

6.6                                 Currency of Payment. All payments to be made under this Agreement, including the [...***...] payable to Senomyx by Ajinomoto, will be paid in United States dollars by wire transfer or other mutually acceptable means to a bank account designated by Senomyx.  With respect to each

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quarter, for countries other than the United States, whenever conversion of payments from any foreign currency are required, such conversion will be made at [...***...].

6.7                                 Taxes Withheld.  Any income or other tax that Ajinomoto or any of its Affiliates is required by a government agency to withhold and pay on behalf of Senomyx with respect to milestone payments, [...***...] or any other payments payable under this Agreement will be deducted from and offset against such [...***...] prior to remittance to Senomyx; provided, however, that in regard to any tax so deducted, Ajinomoto will give or cause to be given to Senomyx such assistance as may reasonably be necessary to enable Senomyx to claim exemption from or credit for the tax so deducted, and in each case will without delay furnish to Senomyx proper evidence of the taxes paid on Senomyx’s behalf.

6.8                                 Late Payment.  In the event that any payment, including [...***...] payments, due hereunder is not made when due, the payment will accrue interest from that date due at the rate of [...***...] per annum; provided, however, that in no event will such rate exceed the maximum legal annual interest rate.  The payment of such interest will not limit the receiving party from exercising any other rights it may have as a consequence of the lateness of any payment.

6.9                                 Records of [...***...] and [...***...] Calculations.  During the [...***...] Term and for a period of [...***...] thereafter, Ajinomoto will keep complete and accurate records of [...***...] in sufficient detail to allow the accrued [...***...] to be determined accurately in accordance with the generally accepted accounting principles of the relevant country and to verify the [...***...] payments pursuant to Section 6.3.  Senomyx, following reasonable prior written notice to Ajinomoto, will have the right [...***...] in order to verify the accuracy of the reports of [...***...] and [...***...] payments.  [...***...].  Senomyx will bear [...***...] unless [...***...]

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[…***…], in which event, Ajinomoto will bear [...***...].  In all events, Ajinomoto will pay any underpayment with interest in accordance with Section 6.8 and Senomyx shall refund any overpayment with interest in accordance with Section 6.8.  Senomyx acknowledges that the information concerning [...***...] payments reports, and all other information learned [...***...] constitutes the Confidential Information of Ajinomoto, but Senomyx may disclose the same to the extent necessary for Senomyx to enforce its rights under this Agreement or if disclosure is required by law or falls under an exception under Section 9.4; provided, however, that in the event of such disclosure, Senomyx shall observe the provisions of the second paragraph of Section 9.4.

7.                                       License Grants.

7.1                                 From Ajinomoto to Senomyx, Inc.

7.1.1                        [...***...].  Subject to the terms and conditions of this Agreement, Ajinomoto hereby grants to Senomyx a non-exclusive nontransferable (except as provided under Section 16.12) license to use [...***...] in the continental United States of America for the sole purpose of performing its obligations under this Agreement.  Unless otherwise agreed to by Ajinomoto, in no event shall Senomyx use [...***...] except to [...***...] pursuant to the terms of this Agreement.

7.1.2                        Possible Future Grants.  If Ajinomoto identifies any [ ...***...] that may be relevant or useful for the research purposes under this Agreement, [...***...] license for Senomyx to use the relevant [...***...] for the [...***...].  For the avoidance of doubt, this license will not include the right to sub-license unless Ajinomoto gives its consent, which may be withheld for any reason.

7.1.3                        [...***...].  Subject to the terms and conditions of this Agreement, [...***...] a license to any [...***...] for the sole purpose of practicing the licenses granted pursuant to Section 7.1.2.

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7.2                                From Senomyx to Ajinomoto.   Senomyx hereby grants to Ajinomoto a non-exclusive, non-transferable license, with the right to sublicense as provided in Section 8.7.2 below, under Senomyx Technology covering [...***...] solely to [...***...] Ajinomoto [...***...] Products; provided, however such license shall not include a license to [...***...].  For the avoidance of doubt, this license only applies to [...***...] Compounds determined to be Ajinomoto [...***...] Compounds under Section 3.2.3.

8.                                       Ownership of Intellectual Property.

8.1                                 Retention of Rights.  Senomyx retains all rights in Senomyx Technology not expressly licensed, assigned or jointly owned pursuant to the terms of this Agreement.  Ajinomoto retains all rights in Ajinomoto Technology not expressly licensed, assigned or jointly owned pursuant to the terms of this Agreement.  Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to convey or transfer ownership or the grant of any license or sublicense by one party to the other party of any rights in any Confidential Information, Patent Rights or Know-How Controlled by a party.

8.2                                 Senomyx Sole Inventions.  Senomyx will own all Inventions and other Know-How made solely by its employees and agents under this Agreement, [...***...] (the “Senomyx Sole Inventions”), and all claims within Patent Rights claiming such Inventions and Know-How.  Senomyx hereby irrevocably assigns to Ajinomoto all right, title and interest in and to any such Senomyx Sole Inventions [...***...] that consist of improvements to the Ajinomoto Technology, excluding Jointly Owned Technology (“Ajinomoto Improvements”), and all claims within Patent Rights claiming such Senomyx Sole Inventions, subject to any license granted to Senomyx pursuant to Section 7.  In the event that Senomyx is legally unable to assign such rights to Ajinomoto, then Senomyx agrees either to waive the enforcement of such rights against Ajinomoto and any sublicensees and assignees, or to grant Ajinomoto an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Senomyx pursuant to Section 7.

8.3                                 Ajinomoto Sole Inventions.  Ajinomoto will own all Inventions and other Know-How made solely by its employees and agents under this Agreement, [...***...], (“Ajinomoto Sole Inventions”), and all claims within Patent Rights claiming such

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Inventions and Know-How.  Ajinomoto hereby irrevocably assigns to Senomyx all right, title and interest in and to any such Ajinomoto Sole Inventions [...***...] that consist of improvements to the Senomyx Technology, excluding Jointly Owned Technology (“Senomyx Improvements”) and all claims within Patent Rights claiming such Ajinomoto Sole Inventions.  In the event that Ajinomoto is legally unable to assign such rights to Senomyx, then Ajinomoto agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights.   Notwithstanding anything to the contrary in this Agreement, at no time during or for [...***...] after the Term will Ajinomoto file Patent Rights disclosing Senomyx Confidential Information.

8.4                                 Joint Inventions.  All Inventions and other Know-How made under this Agreement jointly by employees or agents of Senomyx and employees or agents of Ajinomoto (the “Joint Inventions”) and all claims within Patent Rights claiming such Joint Inventions will be owned jointly by Ajinomoto and Senomyx.  Ajinomoto hereby irrevocably assigns to Senomyx all interest in and to any Joint Inventions made in the course of [...***...] Program III during the Collaborative Period that consist of Senomyx Improvements and all claims within Patent Rights claiming such Joint Inventions.  In the event that Ajinomoto is legally unable to assign such rights to Senomyx, then Ajinomoto agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights.  Senomyx hereby irrevocably assigns to Ajinomoto all interest in and to any Joint Inventions made in the course of [...***...] Program III during the Collaborative Period that consist of Ajinomoto Improvements, and all claims within Patent Rights claiming such Joint Inventions, subject to any licenses granted to Senomyx pursuant to Section 7.  In the event that Senomyx is legally unable to assign such rights to Ajinomoto, then Senomyx agrees either to waive the enforcement of such rights against Ajinomoto and any sublicensees and assignees, or to grant Ajinomoto an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Senomyx pursuant to Section 7.

8.5                                 Ajinomoto [...***...] Compounds.  As between the parties, Ajinomoto [...***...] Compounds and, subject to Section 8.6 with respect to Modifications,  all claims within Patent Rights claiming compositions of matter and/or use of and/or methods or processes for making such

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Ajinomoto [...***...] Compounds shall be owned solely by [...***...].  For the avoidance of doubt, this Section 8.5 shall not be construed as granting rights to [...***...] to [...***...] Compounds Known to [...***...] or to any Patent Rights, which claim such [...***...] Compounds Known to [...***...], owned or Controlled by [...***...] prior to [...***...] of the applicable Ajinomoto [...***...] Compound.  [...***...] hereby irrevocably assigns to [...***...] all interest in and to any Ajinomoto [...***...] Compounds and, subject to Section 8.6 with respect to Modifications, all claims within Patent Rights claiming compositions of matter and/or use of and/or methods or processes for making such Ajinomoto [...***...] Compounds.  In the event that [...***...] is legally unable to assign such rights to [...***...], then subject to the terms and conditions of this Agreement, including, without limitation, [...***...], [...***...] agrees either to waive the enforcement of such rights against [...***...], or to grant [...***...] an Exclusive, irrevocable, perpetual, worldwide fully paid-up [...***...].

8.6                                 Modifications.  The parties acknowledge that the intent of this Agreement is to find Ajinomoto [...***...] Compounds which are [...***...].  Accordingly, notwithstanding anything to the contrary contained in Sections 8.2, 8.3, or 8.4 hereof or in the First Collaboration Agreement, any Modifications [...***...], with respect to any Ajinomoto [...***...] Compound at any time during the longer of the term of the First Collaboration Agreement or [...***...] from the date of the [...***...] with respect to such Ajinomoto [...***...] Compound and, subject to Section 8.5 with respect to Ajinomoto [...***...] Compounds, all claims within Patent Rights claiming the composition of matter and and/or use of and/or methods or processes for making any such Modifications will be [...***...], subject to the licenses granted to [...***...].  Ajinomoto hereby irrevocably assigns to [...***...] all interest in and to the composition of matter and/or use of and/or methods or processes for making any such Modifications and, subject to Section 8.5 with respect to Ajinomoto [...***...] Compounds, all claims within Patent Rights claiming compositions of matter and/or use of and/or methods or processes for making such Modifications.  In the event that [...***...] is legally unable to assign such rights to [...***...], then [...***...] agrees either to waive the enforcement of such rights against

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[...***...], or to grant [...***...] an Exclusive, irrevocable, perpetual, worldwide, fully paid up license, with right to sublicense through multiple tiers of sublicense, to such rights.  [...***...]

8.7                                 Non-Limitations on License to [...***...] Compounds; Limitation on Licenses under Section 7.2.

8.7.1                        License of [...***...] Compounds.  Subject to the limitations in Section 8.7.2, [...***...] may license or sublicense rights to [...***...] Compounds to third parties, including without limitation, its Affiliates, on the condition that [...***...].  [...***...] will agree to be responsible for and to [...***...] by any of [...***...].  Any licenses or sublicenses to [...***...] Compounds will be subject to written license agreements.  [...***...] agrees to cause each of its permitted licensees or sublicensees to agree in writing (i) to assign to [...***...], directly or via [...***...], all interest in and to the composition of matter and/or use of and/or methods or processes of making [...***...] and all claims within Patent Rights claiming compositions of matter and/or use of and/or methods or processes of making such [...***...], and (ii) that in the event that any such licensee or sublicensee is legally unable to assign such rights to [...***...], directly or via [...***...], then such licensee or sublicensee shall either waive the enforcement of such rights against [...***...] and its licensees and sublicensees, or grant [...***...], directly or via [...***...], an Exclusive, irrevocable, perpetual, worldwide, fully paid up license, with right to sublicense through multiple tiers of sublicense, to such rights.  [...***...] will notify [...***...] of each license and sublicense and the identity of the licensees and sublicensees thereof and will provide [...***...] with a copy of [...***...], which shall be [...***...], provided that [...***...] may [...***...], other than [...***...] for [...***...] Products, [...***...]

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[...***...].  Licenses or sublicenses by [...***...] to Third Parties shall be [...***...].

8.7.2                        Sublicense under Section 7.2.  Except as provided below, Ajinomoto may not sublicense its rights under Section 7.2 to third parties.  Ajinomoto may sublicense its rights under Section 7.2 to any Affiliates, on the condition that [...***...], if any.

8.8                                 Other Inventions.  Any Inventions not included in Sections 8.2, 8.3, 8.4, 8.5 or 8.6 will be owned by their inventors, including, without limitation, (i) any Invention by an Ajinomoto scientist that is not a Joint Invention or a Senomyx Improvement made [...***...] shall be owned solely by Ajinomoto; or (ii) any Invention by a Senomyx scientist that is not a Joint Invention or an Ajinomoto Improvement made [...***...] shall be owned solely by Senomyx.

8.9                                 Inventorship and Assignment.  Subject to the provisions of this Section 8, United States federal intellectual property law will determine inventorship of and ownership of patentable inventions, including, without limitation, Inventions conceived jointly by the parties and Inventions conceived solely by one party or the other.  Subject to the provisions of Section 5, each of Senomyx and Ajinomoto agrees to promptly disclose to the other party Inventions and Know-How owned or to be owned by such other party pursuant to the provisions of Section 8, and to execute all documentation necessary to perfect all assignments of Inventions, including without limitation, Ajinomoto [...***...] Compounds and Modifications, and all claims within Patent Rights claiming any such Inventions, and effect the agreements with respect to ownership contemplated under this Section 8.

8.10                           CREATE Act.  The parties intend for this Agreement to qualify for the benefits of the Cooperative Research and Technology Enhancement (CREATE) Act (35 U.S.C. § 103(c)).  Accordingly, each party agrees, without demanding any further consideration therefor, at the request of the other party, to do (and cause its employees to do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting the benefits of the CREATE Act.

8.11                           Markings.  [...***...] shall have the exclusive right to determine, in its sole discretion, whether and how [...***...] shall mark any [...***...] Products (or their containers or labels) with any notice of Patent Rights.

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9.                                       Treatment of Confidential Information; Publicity.

9.1                                 Confidentiality.  Subject to the terms and conditions of this Agreement, each of Senomyx and Ajinomoto agrees that, during the Term and for a period of [...***...] thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other party’s Confidential Information.  Neither Senomyx nor Ajinomoto nor any of their respective Affiliates will use the other party’s Confidential Information, except as expressly permitted by this Agreement.

9.2                                 Disclosure to Related Parties.  Senomyx and Ajinomoto each agree that any disclosure to any of its Affiliates, or to its or their respective directors, officers, employees contractors, consultants, licensees, sublicensees or agents of the other party’s Confidential Information will be made only if and to the extent necessary to carry out its responsibilities under this Agreement and to exercise the rights granted to it hereunder, will be limited to the extent consistent with such responsibilities and rights, and will be provided only to such persons or entities who are under an obligation of confidentiality no less stringent than as set forth in this Agreement.  Each party will use reasonable efforts to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of the other party’s Confidential Information, which will be the same efforts as it would customarily take to preserve the confidentiality of its own Confidential Information.

9.3                                 Return of Confidential Material Upon Termination.  Upon termination of this Agreement, each party, upon the other party’s request, will return or destroy all Confidential Information, including without limitation, any Know-How licensed under this Agreement, received from the other party, including without limitation all samples and copies and extracts of documents and all Confidential Information stored in machine readable form, within [...***...] of the date of receipt of the request of such other party; provided, however, that one copy of the Confidential Information may be retained in a secure location with limited access for ensuring legal compliance with any ongoing obligation of confidentiality.

9.4                                 Exceptions to Confidential Information.  Confidential Information will not include any information which the receiving party can prove by competent written evidence:

9.4.1                        is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

9.4.2                        is known by the receiving party prior to receiving such information, as evidenced by its records;

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9.4.3                        is hereafter furnished to the receiving party without restriction as to disclosure or use by a third party lawfully entitled to furnish such information;

9.4.4                        is independently developed by the employees, agents or contractors of the receiving party without the aid, application or use of the disclosing party’s Confidential Information; or

9.4.5                        is the subject of a written permission to disclose provided by the disclosing party.

A party may also disclose the other party’s Confidential Information where required to do so by law, legal process, securities related regulations or by stock exchange rules; provided, however, that, in such event, the party required to disclose such information must give advance written notice of such disclosure to the other party to the extent reasonably possible and must cooperate with the other party’s efforts to seek at its expense, at the request of the other party, all confidential treatment and protection for such disclosure as is permitted by applicable laws, regulations and rules; provided further that the relevant party may disclose the other party’s Confidential Information only to those persons to whom disclosure is so required.  Anything in this Section 9.4 to the contrary notwithstanding, the exceptions provided in Sections 9.4.2 and 9.4.4 above shall not apply to information developed by Ajinomoto, independently and/or jointly with Senomyx, that constitutes an Ajinomoto Improvement or information developed by Senomyx, independently and/or jointly with Ajinomoto, that constitutes a Senomyx Improvement.

9.5                                 Confidential Information Regarding this Agreement.  The parties agree that the terms and conditions of this Agreement will be considered Confidential Information of both parties.  Notwithstanding the foregoing, either party may disclose such terms and conditions in legal proceedings or as are required to be disclosed in its financial statements, by law, legal process, securities related regulations or by stock exchange rules, or under an obligation of confidentiality to bona fide permitted potential sublicensees.  Either party will have the further right to disclose such terms and conditions regarding this Agreement under an obligation of confidentiality to any [...***...].  Senomyx agrees not to discuss [...***...].

9.6                                 Confidential Research Information.  Subject to the provisions of Sections 3.5 and 8 regarding ownership of certain regulatory data and intellectual property, the parties agree that all results and data generated from the research and development by a party under [...***...] Program III will be owned [...***...] and considered Confidential

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Information of [...***...] subject to the confidentiality requirements of this Section 9.  Senomyx will not provide to a Third Party any [...***...] provided to it by [...***...].  Ajinomoto will not provide to a Third Party any [...***...] provided to it by Senomyx.

9.7                                 Use of Data for Promotional Purposes.  Either party may (i) make public statements regarding Ajinomoto [...***...] Compounds or Ajinomoto [...***...] Products by announcing the achievement of milestones, following consultation with the other party and with the prior written consent of the other party, which consent will not be unreasonably withheld, and (ii) without the prior consent of the other party, make public statements regarding the overall general success rate(s) achieved by and/or for its customers under this Agreement; provided, however, that it may not disclose any chemical structures, screens, or the other party’s identity.

9.8                                 Permitted Use and Disclosures.  Each party may use or disclose the other party’s Confidential Information to the extent such information is included in the Ajinomoto Technology, Senomyx Technology or Joint Inventions, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental or stock exchange regulations, or court orders or otherwise submitting information to tax or other governmental authorities, conducting taste testing, submitting information for regulatory applications, or making a permitted sublicense or otherwise exercising rights expressly granted to the other party pursuant to the terms of this Agreement; provided, however, that if a party is required to make any such disclosure of the other party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice of such disclosure to the other party where reasonably possible and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information in consultation with the other party prior to such disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

9.9                                 Publication of Results.  The parties acknowledge that scientific lead-time is a key element of the value of the research and development activities under [...***...] Program III and further agree that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the research or development activities hereunder.  At least [...***...] days prior to submission of any material related to the research or development activities hereunder for publication or presentation, the submitting party shall provide to the other party a draft of such material for its review and comment.  The receiving party shall provide any comments to the submitting party within [...***...] days of

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receipt of such materials.  No publication or presentation with respect to the research or development activities hereunder shall be made unless and until the other party’s comments on the proposed publication or presentation have been addressed and changes have been agreed upon and any information reasonably determined by the other party to be Confidential Information has been removed.  If requested by the other party, the submitting party shall withhold material from submission for publication or presentation for an additional [...***...] to allow for the filing of a patent application or the taking of such measures to establish and preserve proprietary rights in the information in the material being submitted for publication or presentation.

9.10                           Press Releases.  Notwithstanding the foregoing, the parties will agree upon a press release to announce the execution of this Agreement and its material terms, the form of which press release is attached as Appendix B to this Agreement.  Thereafter, Ajinomoto and Senomyx may each disclose to third parties the information contained in such press releases as described in Appendix B without the need for further approval by the other party.  Additional press releases or other similar public communication by either party relating to this Agreement shall be approved in advance by the other party, which approval shall not be unreasonably withheld or delayed, and disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly in accordance with this Agreement, shall not require advance approval.

10.                                 Intellectual Property Enforcement and Defense of Claims.

10.1                           Notice of Infringement.  If Senomyx or Ajinomoto determines that any Ajinomoto Technology or Jointly Owned Technology is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the parties of their respective rights and obligations under this Agreement, it shall promptly notify the other party in writing and provide such other party with any evidence of such infringement that is reasonably available.  Promptly after the receipt of such written notice, the parties shall meet and discuss in good faith how to stop such infringement.  The pursuing party shall consider in good faith any comments from the other party and shall keep the other party reasonably informed of any steps taken to stop such infringement.

10.2                           Ajinomoto Patent Rights.  With respect to Ajinomoto Patent Rights, Ajinomoto shall have the exclusive right to take action to remove such infringement using commercially appropriate steps, including without limitation, the filing of an infringement suit or other similar action.  Notwithstanding the foregoing, in the event Ajinomoto (i) fails to take commercially appropriate steps to remove any infringement of any Ajinomoto Patent Rights covering Ajinomoto [...***...] Compounds as a

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composition of matter and/or use and/or methods or processes for making within [...***...] following its receipt of written notice of such infringement, or (ii) earlier notifies Senomyx of its intent not to take such steps, then Senomyx shall have the right to do so at its expense; provided, however, that if Ajinomoto has commenced negotiations with an alleged infringer for discontinuance of such infringement within such [...***...] period, Ajinomoto shall have an additional [...***...] to conclude its negotiations before Senomyx may bring suit for such infringement or take other similar action.

10.3                           Jointly Owned.  With respect to Jointly Owned Technology, [...***...] shall have the first right to take action to remove such infringement using commercially appropriate steps, including without limitation, the filing of an infringement suit or other similar action.  In the event [...***...] fails to take commercially appropriate steps to remove any infringement of any such Jointly Owned Technology within [...***...] following notice of such infringement, or earlier notifies [...***...] of its intent not to take such steps, then [...***...] shall have the right to do so at its expense; provided, however, that if [...***...] has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, [...***...] shall have an additional [...***...] to conclude its negotiations before [...***...] may bring suit for such infringement or take other similar action.

10.4                           Other Technology.  With respect to technology of a party that is not Ajinomoto Technology or Jointly Owned Technology, the owner of such technology shall have the sole right, but not the obligation, to take action to stop such infringement.

10.5                           Recovery.  Any amounts recovered by a party pursuant to Section 10.2 or 10.3 whether by settlement or judgment, shall be used to reimburse the parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata, in accordance with the relative amount of expenses incurred by each party, if insufficient to cover the aggregate amount of such expenses), with any remainder being retained by the party [...***...].

10.6                           Third Party Litigation.  In the event that a Third Party institutes a patent or other infringement suit (including any suit alleging the invalidity or unenforceability of the Patent Rights of a party or its Affiliates) against either party or its respective Affiliates or permitted licensees under this Agreement during the Term, alleging that the Exploitation of the Ajinomoto [...***...] Products or any other activities hereunder, infringes one or more Patent Rights or other intellectual property rights held by such

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Third Party (an “Infringement Suit”), the parties shall cooperate with one another in defending such suit.  With respect to Jointly Owned Technology, the parties shall jointly direct and control any Infringement Suit with respect to Ajinomoto [...***...] Products or any Jointly Owned Technology.  Each party shall have the sole right to direct and control (including the right to cease to defend, settle or compromise) any Infringement Suit with respect to its Technology.  The parties shall [...***...] of any costs and expenses of such defense with respect to the Joint Technology.

11.                                 Patent Prosecution and Maintenance.  Each party, at its sole cost, will have the right to file, prosecute and maintain patents and patent applications associated with Inventions owned by or assigned to such party under this Agreement, Subject to 11.1 below.  The parties shall cooperate on filing, prosecution and maintaining patents and patent applications associated with Jointly Owned Technology and will [...***...].

11.1                           [...***...] Compounds.  Notwithstanding Section 12 of the First Collaboration Agreement,

11.1.1                  Trade Secret Protection.  [...***...] shall decide, in its sole discretion, whether to retain any [...***...] Compound [...***...] as Confidential Information of [...***...], [...***...] shall be under no obligation to file or prosecute any such Patent Rights covering any [...***...] Compound and [...***...] will continue to be bound by, among other obligations, its obligations under the last sentence of Section 8.7 of the First Collaboration Agreement for so long as such [...***...] Compound remains Confidential Information of [...***...].

11.1.2                  Drafting of Initial Patent Filings.  If [...***...] decides to file Patent Rights covering an [...***...] Compound, [...***...] will have the right to file and prosecute Patent Rights claiming such [...***...] Compound according to the terms of this Section 11.1.  In the event that [...***...] decides to file any patent application claiming any [...***...] Compound, [...***...] may include in such draft patent application claims to [...***...].  [...***...] will have the primary responsibility for drafting the specifications and claims for [...***...] Compounds and [...***...].  [...***...] will have the primary responsibility for drafting the specifications and claims for [...***...].

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11.1.3                  Review Process for Initial Patent Filings.  Whether or not any [...***...] are included in a patent application provided for in Section 11.2.1, [...***...] will provide such proposed patent application to [...***...] for review and comment at least [...***...] before filing and shall allow [...***...] from the date of receipt in which to comment in order to add claims and supporting specification language covering any [...***...].  In connection with any such patent application, Senomyx and Ajinomoto acknowledge that [...***...] controls the drafting of claims covering [...***...], in accordance with the definitions thereof and other provisions related thereto.  [...***...] will incorporate [...***...] to comply with [...***...] to revise or add claims and specification language covering [...***...].  [...***...] shall comply with [...***...] to include in such patent application claims covering and/or expanding the scope of any existing claims covering [...***...].  If no answer is received from [...***...] within [...***...] of receipt of the proposed patent application, [...***...] shall be free to submit such proposed patent application.

11.1.4                  Prosecution.  With respect to patent applications filed in accordance with this Section 11.1, the parties will discuss and agree at least [...***...] before the due date of thirty-month National Phase filings, in which countries/regions to file patent applications claiming such compounds.  Notwithstanding the foregoing, [...***...] may file in any country/region notwithstanding that [...***...].  [...***...] agrees to keep [...***...], including, without limitation, by [...***...] for review and comment in good time to enable [...***...] to meet any deadline by which an action must be taken.  [...***...] shall hold all such information disclosed to it under this Section 11.1 as Confidential Information under Section 9.

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11.1.5                  Abandonment.  [...***...] may, at any time after filing Patents Rights claiming any [...***...] Compounds, but before the publication thereof, withdraw such filing, whether or not any claims [...***...] are contained therein, without [...***...], and such [...***...] Compound shall continue to be Confidential Information of [...***...]; provided, however, that [...***...] shall inform [...***...] prior to such withdrawal.  For the avoidance of doubt, in such case [...***...] may [...***...].  If [...***...] does not wish to file a National Phase application in any country, or [...***...] otherwise elects to abandon the prosecution or maintenance of Patent Rights filed in accordance with this Section 11.1 in a particular country/region at any time following publication, then in each such case, [...***...] will [...***...] to meet any deadlines by which an action must be taken to establish or preserve any such Patent Rights in such country/region and [...***...] of such Patent Rights [...***...] in such country/region.  If [...***...] elects to [...***...], then [...***...] shall notify [...***...] of such election and (i) [...***...] shall, [...***...] (x) reasonably cooperate with [...***...] in this regard, and (y) [...***...] such Patent Rights in such country/region, (ii) [...***...] shall be deemed to [...***...] with respect to claimed [...***...] Compounds and to retain any licenses provided for in the First Collaboration Agreement to Modifications claimed by such Patent Rights and (iii) [...***...] shall [...***...].

11.1.6                  Modifications.  This Section 11.1 shall not be construed as granting Ajinomoto any right, title or interest in or to any Patent Rights owned by Senomyx including, without limitation, [...***...].

11.1.7                  Documents provided by Ajinomoto to Senomyx under this Section 11.1 shall be in English.

12.                                 Manufacturing.  For the avoidance of doubt, Senomyx will [...***...] for Ajinomoto [...***...] Compounds.

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13.                                 Term, Early Conclusion and Termination.

13.1                           Term.  The term of this Agreement will begin on the Effective Date and will continue through the end of the last-to-expire [...***...] Term, unless terminated earlier by either party or both parties in accordance with the provisions of this Section 13 (the “Term”).

13.2                           Termination by Ajinomoto.  During the Collaborative Period, Ajinomoto will have the right to terminate this Agreement without cause [...***...] prior written notice to Senomyx; provided, however, if such termination occurs prior to the end of the Collaborative Period, to provide for the orderly wind down of research activities under [...***...] Program III, Ajinomoto shall [...***...].  After the Collaborative Period, Ajinomoto will have the right to terminate this Agreement without cause upon [...***...] prior written notice to Senomyx.

13.3                           Termination By Mutual Agreement.  The parties may terminate this Agreement at any time, in whole or in part, by mutual written agreement executed by both parties.

13.4                           Termination for Breach. Either party has the right to terminate this Agreement at any time in the event of a material breach of this Agreement by the other party (including without limitation a material breach of one or more representations and warranties), provided that the breaching party has not cured such breach within [...***...] after written notice thereof by the non-breaching party.  The terminating party, upon termination of this Agreement, may [...***...].

13.5                           Termination Upon Insolvency.  Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if such other party proposes a written agreement of composition or extension of its debts, or if such other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [...***...] after the filing thereof, or if such other party shall propose or be a party to any dissolution or liquidation, or if such other party shall make an assignment for the benefit of its creditors.

13.6                           Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY WILL SEEK OR BE RESPONSIBLE FOR [...***...]

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[...***...] IN EXCESS OF [...***...] IN THE AGGREGATE UNDER ANY THEORY OF LIABILITY, INCLUDING TORT, CONTRACT, NEGLIGENCE OR OTHERWISE UNDER THIS AGREEMENT AND NEITHER PARTY WILL SEEK OR BE RESPONSIBLE FOR [...***...] (INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS ARISING PURSUANT TO THIS SECTION 13 OR SECTION 15).

14.                                 Effect of Expiration or Termination.

14.1                           Termination of Licensed Rights.  Upon termination of this Agreement pursuant to Section 13, any licenses granted by Ajinomoto pursuant to Section 7 shall immediately terminate and all rights, title and interest in and to any Ajinomoto Technology granted thereunder will revert to and become the sole property of Ajinomoto.  Subject to the provisions of Section 14.2, upon termination of this Agreement pursuant to Section 13, any licenses granted by Senomyx pursuant to Section 7 shall immediately terminate and all rights, title and interest in and to any Senomyx Technology granted thereunder will revert to and become the sole property of Senomyx.

14.2                           Accrued Rights.  Upon expiration of the last to expire [...***...] Term, provided that Ajinomoto has fully paid any and all [...***...] owed pursuant to Section 6 throughout any and all [...***...] Term(s), [...***...] under [...***...].  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration. Such termination or expiration shall not relieve a party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Anything in this Agreement to the contrary notwithstanding, in the event of termination of this Agreement by Ajinomoto pursuant to Sections 13.4 or 13.5, Ajinomoto shall be [...***...] after the effective date of the termination (“Termination Date”), (ii) [...***...] pursuant to Section 13.2, and (iii) if the Termination Date falls on a date prior to the end of a Minimum Annual Royalty Year, [...***...] applicable to such Minimum Annual Royalty Year.

14.3                           Survival.  The obligations and rights of the parties under Sections 3.2.2, 3.2.3 (except for the first sentence), 3.3, 3.4, 6.2 through 6.9, 8, 9, 10.2 through 10.6, 11, 12, 13, 14, 15, 16, and Appendix A, will survive termination or expiration of this Agreement; provided, however, that notwithstanding the foregoing, (i) in no event shall Sections 3.3 and 3.4.3 survive after [...***...] for any Ajinomoto

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[...***...] Compound; and (ii) in no event shall Section 10.2 (except for the first sentence) survive [...***...] for any Ajinomoto [...***...] Compound covered by any such Ajinomoto Patent Rights.

15.                                 Warranties and Indemnification.

15.1                           Mutual Representations and Warranties. The parties make the following representations and warranties to each other:

15.1.1                  Corporate Power. Each party hereby represents and warrants that as of the Effective Date such party (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement; (ii) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on its ability to perform its obligations under this Agreement.

15.1.2                  Due Authorization. Each party hereby represents and warrants that as of the Effective Date such party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and to authorize the performance of its obligations hereunder and the grant of rights extended by it hereunder.

15.1.3                  Binding Agreement. Each party hereby represents and warrants to the other that as of the Effective Date (i) this Agreement has been duly executed and delivered on its behalf and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; (ii) the execution, delivery and performance of this Agreement by such party does not conflict with any requirement of applicable law or regulation or stock exchange rule or any provision of the articles of incorporation, bylaws or any similar instrument of such party, as applicable, in any material way, (iii) the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation, or order of any court, governmental body or administrative or other agency having jurisdiction or authority over it; and (iv) all necessary consents, approvals and authorizations of all governmental authorities and

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other persons required to be obtained by it in connection with this Agreement have been obtained.

15.1.4                  Litigation.  Neither party is aware of any pending or threatened litigation (and has not received any communication) that alleges that such party’s activities related to this Agreement has violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any other party.

15.1.5                  Debarment.  Neither party nor any of its Affiliates has been debarred or is subject to debarment and neither such party nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any party who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or the Japanese equivalent, or who is the subject of a conviction described in such section.  Each party will inform the other party in writing immediately if it or any party who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or its Japanese equivalent, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such party’s knowledge, is threatened, relating to the debarment or conviction of such party or any party performing activities hereunder.

15.2                           Representations, Warranties and Covenants Regarding Senomyx Technology. Senomyx represents, warrants and covenants as follows:  (i) as of the Effective Date, Senomyx is either the legal or beneficial owner or Controls the Senomyx Technology; (ii) as of the Effective Date, to the best of Senomyx’s knowledge, there is no Third Party claim, lawsuit or threat of a lawsuit relating to the Senomyx Technology and Senomyx is not aware of any threats or warnings of such a Third Party suit; and (iii) Senomyx has not, as of the Effective Date, and except as otherwise permitted under this Agreement, will not for the duration of the Term, enter into any research program or grant any rights in Senomyx Technology to any Third Party that would conflict with the exercise of the rights granted to Ajinomoto under this Agreement.

15.3                           Representations, Warranties and Covenants Regarding Ajinomoto Technology.  Ajinomoto represents, warrants and covenants as follows:  (i) as of the Effective Date, Ajinomoto is either the legal or beneficial owner or Controls and has the lawful right to license the Ajinomoto Technology to Senomyx in accordance with Section 7; (ii) as of the Effective Date, to the best of Ajinomoto’s knowledge, there is no Third Party claim, lawsuit or threat of a lawsuit relating to the Ajinomoto Technology and Ajinomoto is not aware of any threats or warnings of such a Third Party suit; (iii) Ajinomoto has not, as of the Effective Date, and except as otherwise permitted under this Agreement, will not for the duration of the Term, enter into any research program or grant any rights in Ajinomoto Technology to any Third Party that would conflict with the exercise of the rights granted to Senomyx under this Agreement; and (iv) as of the Effective Date, no intellectual property rights of any Third Party are included in the Ajinomoto Technology being licensed to Senomyx under Section 7.

15.4                           Warranty Disclaimer.

15.4.1                  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (1)  SENOMYX (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO SENOMYX TECHNOLOGY; AND (2) SENOMYX FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (i) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SENOMYX TECHNOLOGY OR SENOMYX PATENT RIGHTS; (ii) THAT THE PRACTICE OF SENOMYX TECHNOLOGY WILL NOT INFRINGE A PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF A THIRD PARTY; AND (iii) REGARDING THE PATENTABILITY OF ANY SENOMYX TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, SENOMYX TECHNOLOGY CLAIMED IN PATENT APPLICATIONS AS PART OF SENOMYX PATENT RIGHTS.

15.4.2                  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (1)  AJINOMOTO (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO AJINOMOTO TECHNOLOGY; AND (2) AJINOMOTO FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (i) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF AJINOMOTO TECHNOLOGY OR AJINOMOTO PATENT RIGHTS; (ii) THAT THE PRACTICE OF AJINOMOTO TECHNOLOGY WILL NOT INFRINGE A PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF A THIRD PARTY; AND (iii) REGARDING THE PATENTABILITY OF ANY AJINOMOTO TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, AJINOMOTO TECHNOLOGY CLAIMED IN PATENT APPLICATIONS AS PART OF AJINOMOTO PATENT RIGHTS.

15.5                           Indemnification of Ajinomoto.  Senomyx shall indemnify Ajinomoto, its Affiliates and their respective directors, officers, employees and agents (collectively, “Ajinomoto Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all Third Party suits, investigations, claims or demands (collectively, “Third Party Claims”) arising from or occurring as a result of (a) any material breach by Senomyx of this Agreement; (b) any representation or warranties made by Senomyx herein having been incorrect or misleading in any material respect; (c) any gross negligence or willful misconduct on the part of Senomyx or its Affiliates in performing any activity contemplated by this Agreement (for the avoidance of doubt, failure by Senomyx to disclose to Ajinomoto a [...***...]; (d) a material violation of any contractual or fiduciary duty owed by any Senomyx Indemnitee (as defined in Section 15.6) to a Third Party; (e) any alleged or actual misappropriation or infringement of any Third Party’s intellectual property rights by a Senomyx Indemnitee; or (f) any alleged or actual misappropriation or infringement of any Third Party’s intellectual property rights arising out of any use of the Senomyx Technology (except for Jointly Owned Technology).  Notwithstanding the foregoing, Senomyx shall have no obligation to indemnify an Ajinomoto Indemnitee to the extent, and only to the extent, that Ajinomoto has an obligation to indemnify any Senomyx Indemnitee pursuant to Section 15.6 for any such Losses.

15.6                           Indemnification of Senomyx.  Ajinomoto shall indemnify Senomyx, its Affiliates and their respective directors, officers, employees and agents (collectively “Senomyx Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of (a) any material breach by Ajinomoto of this Agreement; (b) any representation or warranties made by Ajinomoto herein having been incorrect or misleading in any material respect; (c) any gross negligence or willful misconduct on the part of Ajinomoto or its Affiliates in performing any activity contemplated by this Agreement (for the avoidance of doubt, failure by Ajinomoto to disclose to Senomyx a [...***...]; (d) any development, manufacturing, formulation, handling, storage, shipment, sale or other disposition of an Ajinomoto [...***...] Compound by or through Ajinomoto or its Affiliates or its

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permitted licensees; (e) a product liability claim on any [...***...] Product; (f) a material violation of any contractual or fiduciary duty owed by any Ajinomoto Indemnitee to a Third Party; (g) any alleged or actual misappropriation or infringement of any Third Party’s intellectual property rights by an Ajinomoto Indemnitee; or (h) any alleged or actual misappropriation or infringement of any Third Party intellectual property rights arising out of any use of the Ajinomoto Technology (except for Jointly Owned Technology).  Notwithstanding the foregoing, Ajinomoto shall have no obligation to indemnify a Senomyx Indemnitee, except to the extent, and only to the extent, Senomyx has an obligation to indemnify any Ajinomoto Indemnitee pursuant to Section 15.5 for any such Losses.

15.7                           Notice of Claim.  The indemnified party shall give the indemnifying party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 15.5 or Section 15.6, but in no event shall the indemnifying party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Losses.  All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such party to this Agreement (the “Indemnified Party”).

15.8                           Control of Defense.  At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [...***...] after the indemnifying party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any Indemnitee’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying party.  In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including without limitation, court papers) received by any Indemnitee in connection with the Third Party Claim.  Should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such

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Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.  In the event that it is ultimately determined that the indemnifying party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying party for any and all costs and expenses (including without limitation, attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying party in its defense of the Third Party Claim with respect to such Indemnitee.

15.9                           Right to Participate in Defense.  Without limiting the provisions of Section 15.8, any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement shall be at the Indemnitee’s own expense unless (a) the engagement thereof has been specifically authorized by the indemnifying party in writing, (b) the indemnifying party has failed to assume the defense and engage counsel in accordance with Section 15.8 (in which case the Indemnified Party shall control the defense), or (c) in the Indemnitee’s reasonable judgment, a material conflict of interest between the Indemnitee and the indemnifying party exists in respect of such Third Party Claim, provided that, in any event, the other provisions of this Section 15.9 shall continue to apply to such Third Party Claim.

15.10                     Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 15.8, the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The indemnifying party shall not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the indemnifying party.  Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying party, except in the event the Indemnified Party has assumed control of the defense of such Third Party Claim pursuant to Section 15.9(b).

15.11                     Cooperation.  Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

15.12                     Expenses.  Except as provided above, the reasonable and verifiable costs and expenses, including without limitation, fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying party, without prejudice to the indemnifying party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the Indemnified Party.

16.                                 Miscellaneous.

16.1                           Force Majeure.  Neither party shall be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing party, including without limitation, fires, floods, earthquakes, hurricanes, typhoons, landslides, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not) or terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.  The non-performing party shall notify the other party of such force majeure within [...***...] after such occurrence by giving written notice to the other party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the

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event the suspension of performance continues for [...***...] after the date of the occurrence, the parties shall meet to discuss in good faith how to proceed in order to accomplish the purposes of this Agreement.

16.2                           Governing Law and Jurisdiction.  This Agreement will be governed by the laws of [...***...], as such laws are applied to contracts entered into and to be performed entirely within such state.

16.3                           Binding Effect.  This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement will be void.

16.4                           Dispute Resolution.

16.4.1                  Negotiation.  The parties recognize that disputes or controversies as to certain matters may from time to time arise during the Term, which relate to either party’s rights and/or obligations hereunder (“Disputes”).  It is the objective of the parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and negotiation.  The parties agree that prior to any arbitration concerning this Agreement, Senomyx’s duly authorized representative and Ajinomoto’s duly authorized representative will meet in person or by video-conferencing in a good faith effort to resolve any disputes concerning this Agreement.  Within [...***...] of a formal request by either party to the other party, either party may, by written notice to the other party, have such dispute referred to their respective officers designated or their successors, for attempted resolution by good faith negotiations, such good faith negotiations to begin within [...***...] after such notice is received.

16.4.2                  Arbitration.  Any Dispute arising out of or relating to any provision of or in connection with this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including, without limitation, this arbitration clause, shall be solely and finally settled by binding arbitration pursuant to [...***...].  Any such arbitration shall be held in [...***...].  There shall be [...***...] and [...***...]

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[…***…].  In such latter case, each party shall name [...***...].  Within [...***...] following appointment of the arbitrator or arbitrators, if there are to be [...***...], the arbitrator(s) will hold a conference with the parties to the arbitration to establish a schedule pursuant to which an award will be rendered within [...***...] of such conference.   Each party hereto shall bear its own costs and expenses, but the compensation and costs and expenses of the arbitrators shall be borne equally between the parties participating in the arbitration.  The English language shall be used in any and all arbitral proceedings and all documents, exhibits and other evidence shall be translated into the English language.  Judgment upon any award rendered by the arbitrator(s), including without limitation, an award for specific performance or equitable relief as provided below, may be entered in any court having jurisdiction or application may be made to such court for confirmation of such award or a judicial acceptance of such award, and for an order of enforcement, or other legal remedy, as the case may be.  The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with) and defenses based on the general invalidity of the underlying agreement or this arbitration clause.  Notwithstanding the foregoing, in no event will a demand for arbitration be made, or effective if made, following the time when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

16.4.3                  Specific Performance.  Each party hereby acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement may be inadequate and, in recognition of this fact, any party, upon posting any bond as determined by the arbitral tribunal, and in addition to all other remedies that may be available, shall be entitled to seek, from the arbitral tribunal, equitable relief in the form of specific performance, injunctions or any other equitable remedy deemed appropriate to such arbitral tribunal.

16.4.4                  Interlocutory Relief.  Notwithstanding anything to the contrary in this Section 16.4, either party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any breach of Sections 8 or 9 hereof, or otherwise to enforce and protect the Patent Rights, copyrights, trademarks, or

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other intellectual property rights Controlled by such party. In addition, arbitration will not be used to resolve disputes concerning Patent Rights Controlled by either party.  Disputes concerning Patent Rights, including, without limitation, Disputes concerning patent ownership, claim language, claim scope and issues of validity will be settled in a court of law.  Any arbitration ruling that relies on an interpretation of Patent Rights will have no binding effect in a court of law on any Patent Rights related to this Agreement, unless such Patent Rights have been adjudicated in a court of law.

16.4.5                  Cumulative Remedies.  Subject to Section 13.6, all remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy will not be deemed an election of such remedy to the exclusion of any other remedy.

16.5                           Severability.  If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance is, to any extent, held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and enforced to the fullest extent permitted by law; the parties covenant and agree to renegotiate any such term, covenant or condition or the application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is held invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

16.6                           Independent Contractors.  It is expressly agreed that Ajinomoto and Senomyx will be independent contractors and that the relationship between the parties will not constitute a partnership or agency of any kind.  Neither Ajinomoto nor Senomyx will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other party, without the prior written authorization of the other party to do so.

16.7                           Entire Agreement; Amendment.  This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties with respect to [...***...] Program III, and supersedes and terminates all prior agreements and understandings between the parties, with respect to the subject matter of this Agreement, including without limitation, that certain Evaluation Agreement, dated March 23, 2006, between the parties hereto, which is hereby terminated and of no further force or effect.  There are no covenants, promises,

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agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties.  This Agreement will not be strictly construed against either party.  Any conflict between the terms set forth in the text of this Agreement and the terms of any Appendix hereto will be resolved in favor of the text of this Agreement.

16.8                           Waiver.  Any waiver of any rights under this Agreement shall only be effective if in writing and signed by the party waiving such right.  The waiver by either party of any rights will not operate or be construed as a waiver of the subsequent exercise of the same right or remedy or any of the other rights of such party or of any remedies provided in this Agreement and no failure of or delay in exercising any rights or remedy shall operate as a waiver of such right or remedy.

16.9                           Construction.  The term “Article” or “Section” can refer to any single paragraph level found in this Agreement or any collection of multiple paragraphs thereunder.

16.10                     No Third Party Beneficiaries.  No Third Party, including without limitation, any employee of any party to this Agreement (except as specifically provided in this Agreement), will have or acquire any rights by reason of this Agreement.  Nothing contained in this Agreement will be deemed to make the parties partners of each other or any Third Party.

16.11                     Notices.  Any request, notices or communications provided for in this Agreement to be made by either party to the other party must be in writing, in English, and will be made by prepaid air mail or overnight courier with return receipt addressed to the other party at its address set forth below.  Any such notice or communication may also be given by hand, or facsimile to the appropriate designation.  Notices will be sent:

If to Senomyx, to:	Senomyx, Inc.
11099 North Torrey Pines Road
La Jolla, CA 92037
U.S.A.
Facsimile number: (858) 404-0750
Attention: General Counsel with a copy to the President

If to Ajinomoto, to:	Ajinomoto Co., Inc.
15-1, Kyobashi 1-chome,
Chuo-ku, Tokyo 104-8315,
Japan

Facsimile number: [...***...]
Attention: [...***...]

With a copy to: [...***...]

By like notice, either party may specify or change an address to which notices and communications must be thereafter sent.  Notices sent by mail, facsimile or overnight carrier will be effective upon receipt and notices given by hand will be effective when delivered.

16.12                     Assignment.  Notwithstanding any provision of this Agreement to the contrary, neither party may assign any of its rights or obligations under this Agreement in any country to any third party without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement without the consent of the other party [...***...] to any Affiliate.  [...***...]  Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement.  This Agreement will survive any merger or consolidation of either party with or into another party and, [...***...].  Any assignment in contravention of the provisions of this Section 16.12 shall be null and void ab initio.

16.13                     Headings.  The headings and captions in this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

16.14                     Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the Effective Date.

SENOMYX, INC.		AJINOMOTO CO., INC.

By:	/s/ Kent Snyder	By:	/s/ Tohru Nishiyama

Name: Kent Snyder		Name: Tohru Nishiyama
Title:	President and Chief Executive Officer	Title:	Member of the Board & Corporate
Executive Deputy President

Date:	October 11, 2006	Date:	October 11, 2006

APPENDIX A - DEFINITIONS

“Affiliate” means any corporation, company, partnership, joint venture, association or other entity, which directly or indirectly controls, is controlled by or is under common control with a party.  As used in this definition, the term “control” means direct or indirect beneficial ownership of at least [...***...] (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the outstanding securities having voting rights for the election of directors in a corporation or of the comparable equity interest in any other type of entity.

“Agreement” means this agreement, together with all appendices attached to it, as it may be amended or supplemented from time to time hereafter by a written agreement executed by authorized representatives of both parties.

“Ajinomoto Know-How” means, to the extent useful for purposes of the activities to be conducted under this Agreement, Know-How Controlled by Ajinomoto as of the Effective Date [...***...] and Know-How under Jointly Owned Technology.

“Ajinomoto Patent Rights” means, to the extent useful for purposes of the activities to be conducted under this Agreement, Patent Rights Controlled by Ajinomoto as of the Effective Date [...***...] and Patent Rights under Jointly Owned Technology, including, without limitation, any Patent Rights containing one or more claims to an Invention made solely by employees or agents of Ajinomoto.

“Ajinomoto Technology” means Ajinomoto Patent Rights and Ajinomoto Know-How.

“Ajinomoto [...***...] Compound(s)” means any [...***...] Compound(s) [...***...] under [...***...] Program III that is [...***...].

“[...***...] Materials” means [...***...] which [...***...] Compounds in connection with [...***...] Program III.

“Ajinomoto [...***...] Product” means [...***...]

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“Collaborative Period” means the period beginning on the Effective Date and ending [...***...] thereafter.

“[...***...] Term” means the lesser of (i) [...***...] from [...***...] on a country-by-country basis or (ii) [...***...] from [...***...].

“Confidential Information” of a party means all Inventions, Know-How or other information, including, without limitation, information and material (whether or not patentable) regarding technology, products, research, development, manufacturing, marketing, finances, personnel or other business information or objectives which is designated as “Confidential” or “Proprietary” in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such Inventions, Know-How or other information is disclosed by the disclosing party to the other party.  Notwithstanding the foregoing to the contrary, Inventions, Know-How or other information which is orally, electronically or visually disclosed by a party will constitute Confidential Information of a party if the disclosing party, within [...***...] after such disclosure, delivers to the other party a human or machine readable written document or documents describing the Inventions, Know-How or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made and identifies such Inventions, Know-How or other information as “Confidential” or “Proprietary”.  [...***...].

“Control” or “Controlled” means, with respect to intellectual property, possession by a party, as of the Effective Date or during the Term, of the ability to grant a license or sublicense in accordance with the terms of this Agreement, without violating the terms of any agreement by such party with any Third Party.

“Exclusive” means exclusive even as to the party granting the license; provided, however, that [...***...].

“Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including without limitation, all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

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“Field” means [...***...].

“First Collaboration Agreement Territory” means the territory defined as “Territory” in the First Collaboration Agreement.

“FTE” means the annual full time equivalent of one (1) Senomyx scientist.

“[...***...]” means [...***...].

“Important Country” means [...***...].

“Invention(s)” means any invention, including, without limitation, any new and useful process, method, or composition of matter, or improvement, whether or not patentable.

“Jointly Owned Technology” means Know-How and/or Patent Rights with respect to Joint Inventions that are jointly owned by Ajinomoto and Senomyx.  [...***...]

“Know-How” means information and data, whether or not patentable, which is not generally known to the public, including, without limitation, designs, concepts, formulae, software, techniques, practices, processes, methods, knowledge, skill, experience, expertise, technical information, and data, including pharmacological, toxicological and clinical test data, analytical and quality control data, patent and legal data or marketing, sales and manufacturing data.

“Known” means (i) known to Ajinomoto [...***...] on or prior to the Effective Date, which may be [...***...] by Senomyx under this Agreement, (ii) known to Senomyx [...***...], as disclosed on [...***...], which list may be updated from time to time [...***...], or (iii) generally available or known to the public as an Ajinomoto [...***...] Compound; provided, however, that notwithstanding (ii) above, no compounds [...***...] with respect to an [...***...] Compound shall be Known with respect to such [...***...] Compound.  The parties shall [...***...] and, within [...***...] of the Effective Date, shall agree upon [...***...].

“Modification” means modifications, derivatives, analogues, homologues or isomers of any Ajinomoto [...***...] Compounds such that the modification, derivative, analogue, homologue or isomer does not meet the definition of an [...***...].

“[...***...] Materials” means [...***...] materials, whether [...***...] or otherwise, [...***...]

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[…***…] thereof and materials [...***...].

“Net Sales” means, with respect to [...***...], the gross amount invoiced by Ajinomoto and its Affiliates and/or permitted licensees and/or permitted sublicensees on any [...***...] of the [...***...], less the following items:

i)                 [...***...];

ii)              [...***...];

iii)           [...***...]; and

iv)          [...***...]  that is borne [...***...].

Net Sales will be determined from the books and records of Ajinomoto, its Affiliates and/or its permitted licensees, maintained in accordance with the generally accepted accounting principles consistently applied of the country where [...***...].  Notwithstanding anything herein to the contrary, Net Sales involving [...***...] by Ajinomoto or an Affiliate of Ajinomoto shall [...***...].

“Patent Rights” means all rights associated with all U.S. or foreign (including regional authorities such as the European Patent Office) utility or provisional patents or patent applications, including any improvements, continuations, continuations-in-part, or divisionals or any substitute or equivalent applications, and any patent issuing thereon, including any reissue, reexamination or extension thereof.

“Regulatory Approval” means any regulatory approvals, licenses, permits or consents issued by any governmental authority, authorizing the use of the Ajinomoto [...***...] Compounds in food products for human consumption.

“Regulatory Approval Date” means the date that a Regulatory Approval is granted that will allow an Ajinomoto [...***...] Compound to be manufactured, used and/or sold in a particular country.

“Research Plan” means the detailed scientific research plan that defines the key activities, responsibilities of the parties, research milestones and timeline for [...***...] Program III to

***Confidential Treatment Requested

be conducted under this Agreement.  The Research Plan is incorporated by reference into this Agreement and will be maintained in the records of the Steering Committee.

“Selected Ajinomoto [...***...] Compound(s)” means the Ajinomoto [...***...] Compound(s) selected by Ajinomoto for development.

“Selection Date” means [...***...] immediately following the [...***...].

“Senomyx Know-How” means any Know-How, including Know-How under Jointly Owned Technology, which is not covered by the Senomyx Patent Rights, but which is necessary or useful for purposes of the activities to be conducted under this Agreement, and which is Controlled by Senomyx or its Affiliates as of the Effective Date [...***...].

“Senomyx Patent Rights” means any Patent Rights, including Patent Rights under Jointly Owned Technology, that are necessary or useful for purposes of the activities to be conducted under this Agreement, and which are Controlled by Senomyx or its Affiliates as of the Effective Date [...***...].

“Senomyx Technology” means the Senomyx Patent Rights and Senomyx Know-How.

“Territory” means [...***...].

“Third Party(ies)” means any party other than a party to this Agreement or an Affiliate of Senomyx or Ajinomoto.

“[...***...] Compound(s)” means compounds that [...***...].

“[...***...] Program I” has the meaning set forth in the First Collaboration Agreement.

“[...***...] Program II” has the meaning set forth in the First Collaboration Agreement.

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APPENDIX B

FORM OF PRESS RELEASE

SENOMYX ANNOUNCES A SECOND COLLABORATIVE RESEARCH,
COMMERCIALIZATION AND LICENSE AGREEMENT WITH AJINOMOTO CO., INC.

New Agreement Focuses on Natural Flavor Ingredients

Senomyx and Ajinomoto Also Expand their First Collaborative Agreement

LA JOLLA, CA — September 30, 2006 — Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the packaged food and beverage industry, announced today that it has entered into a second research,  commercialization, and license agreement with Ajinomoto Co., Inc., a market leader in food and culinary products. During the three-year collaborative period, the company will work with Ajinomoto on the discovery of specific natural flavor ingredients.  The agreement also covers exclusive worldwide commercialization of these new flavor ingredients in all product categories.  Ajinomoto has agreed to pay Senomyx research funding and specified payments upon the achievement of milestones.  Upon commercialization, Senomyx will be entitled to payments based on sales of Ajinomoto products containing any flavor ingredients discovered under the agreement.

“We are extremely pleased to establish our second collaboration with Ajinomoto, a leading worldwide food product manufacturer,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “We believe this natural ingredient initiative provides additional value to Senomyx by opening new market opportunities to reach consumers preferring all natural ingredients.”

Senomyx and Ajinomoto entered into their first collaborative agreement in March 2006 for the discovery and development of novel flavor ingredients on an exclusive basis in the soup, sauce, culinary aids and noodle product categories, and on a co-exclusive basis in the bouillon product category, within Japan and other Asian markets.  The companies have expanded this agreement to include the use of certain novel flavor ingredients in virtually all product categories in these geographic regions.

“Senomyx’s strategy is to leverage our discovery and development capabilities by establishing collaborations with market leaders seeking to create a competitive advantage for their products,” added Snyder.  “It is especially rewarding to us when existing collaborators extend their partnerships with the company.  We are privileged to strengthen our relationship with Ajinomoto by both entering into a second collaboration for natural flavor ingredients and expanding our original agreement.  Senomyx now has nine product discovery and development collaborations with six of the world’s foremost packaged food and beverage companies: Ajinomoto, Cadbury Schweppes, Campbell Soup, Coca-Cola, Kraft Foods, and Nestlé,” Snyder noted.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

About Ajinomoto Co., Inc.      (www.ajinomoto.com)

Ajinomoto is one of the world’s top amino acids and food products manufacturers and is renowned for its technology and the quality of its products. Its business, established in 1909, is conducted all over the world and has an annual turnover of around US$10 billion.

Forward-Looking Statements

Statements included in this press release that are not a description of fact are forward-looking statements, including, but not limited to, statements regarding potential payments under our collaboration with Ajinomoto, plans for our taste receptor research, commercial potential, future products or additional collaborations. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans, projections or future financial, scientific or business objectives will be achieved.  Our actual results may differ materially from any projected future results set forth in this release as a result of the risks and uncertainties inherent in our business including, without limitation, difficulties or delays in developing, testing, obtaining regulatory approval, producing and marketing our flavors, flavor enhancers, taste modulators and related technologies; whether we will be able to further extend or expand our collaboration with Ajinomoto or enter into additional collaborations; our ability to collect royalties under our collaborations; the progress and timing of our scientific programs; changes in the laws or regulations of the United States and other countries that could adversely affect our and our collaborators’ ability to develop and commercialize our products; whether any of our collaborations will result in the discovery and development of novel flavors, flavor enhancers or taste modulators, improve the nutritional profile of products incorporating them or otherwise enhance our market position; our ability to protect our intellectual property and proprietary technology and to maintain and enforce our licensing arrangements with various third party licensors;  our ability to define the scope and validity of patent protection for our products and technologies; competition from other companies and flavor manufacturers and other risks detailed in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Executive Director, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com